News Release

For more information, please contact:
Investors:
Dexter Congbalay
224-306-1535
dexter.congbalay@lambweston.com

Media:
Shelby Stoolman
208-424-5461
shelby.stoolman@lambweston.com

Lamb Weston Reports Fiscal Third Quarter 2021 Results; Provides Update for

Fourth Quarter Fiscal Year 2021

Third Quarter Fiscal 2021 Highlights, as Compared to Third Quarter Fiscal 2020

●	Net sales declined 4% to $896 million
●	Income from operations declined 38% to $101 million
●	Net income declined 41% to $66 million
●	Diluted EPS declined 41% to $0.45
●	Adjusted EBITDA including unconsolidated joint ventures(1) declined 27% to $167 million
●	Paid $34 million in dividends to shareholders
●	Repurchased 164,678 shares for $13 million

Fourth Quarter Fiscal 2021 Business Update (for 4 weeks ended March 28, 2021), as Compared to Fourth Quarter Fiscal 2019 Levels (2)

●	North America shipments were approximately 90% of fourth quarter fiscal 2019 levels
●	Europe shipments were approximately 85% of fourth quarter fiscal 2019 levels
●	Other International shipments were approximately 75% of fourth quarter fiscal 2019 levels

EAGLE, ID (April 7, 2021) – Lamb Weston Holdings, Inc. (NYSE: LW) announced today its third quarter fiscal 2021 results and provided a business update for the fourth quarter fiscal 2021.

“We delivered solid sales volumes during the quarter as consumers and full-service restaurant traffic responded favorably to the gradual easing of broad social restrictions as the quarter progressed, as well as to the benefit of relatively mild winter weather for much of the period,” said Tom Werner, President and CEO. “However, COVID-19 continued to significantly disrupt our manufacturing and distribution operations across our entire supply chain network, which resulted in higher costs.”

“In the coming months, we believe the gradual improvement in frozen potato demand will continue to the extent governments further lift social restrictions, and as warmer weather provides more outside dining opportunities. The ongoing disruptive effects of COVID-19 on our supply chain will continue to pressure near-term costs, but should also lessen after vaccines become more widely available for our manufacturing teams and our supply chain partners. In addition, we remain optimistic that overall demand in the U.S. will steadily return to pre-pandemic levels around the end of calendar 2021, and that global category growth will resume at historical rates soon thereafter. Our recently-announced investments to construct a new manufacturing facility in China, as well as the expansion of our chopped and formed product capacity in the U.S., underscore our confidence in the long-term health of the global category, as well as our strategy to support the growth of our customers as they continue to expand across our key markets.”

Summary of Third Quarter 2021 Results
($ in millions, except per share)

		Year-Over-Year	YTD	Year-Over-Year
	Q3 2021	Growth Rates	FY 2021	Growth Rates
Net sales	$895.8	(4%)	$2,663.4	(10%)
Income from operations	$100.6	(38%)	$375.9	(29%)
Net income	$66.1	(41%)	$252.3	(31%)
Diluted EPS	$0.45	(41%)	$1.72	(31%)
Adjusted Diluted EPS(1)	$0.45	(42%)	$1.72	(31%)
Adjusted EBITDA including unconsolidated joint ventures(1)	$167.1	(27%)	$582.1	(19%)

Q3 2021 Commentary

Net sales declined $41.5 million to $895.8 million, down 4 percent versus the prior year quarter. Volume declined 6 percent, predominantly reflecting lower demand for frozen potato products outside the home related to government-imposed restrictions on restaurants and other foodservice operations to slow the spread of the COVID-19 virus. The rate of the decline in shipments improved sequentially as compared to the 14 percent decline that the Company realized during the first half of its fiscal 2021, reflecting the steady recovery in demand, particularly in the Company’s Global segment. Price/mix increased 2 percent, driven primarily by improved price in the Retail and Foodservice segments, and favorable mix in the Retail segment.

Income from operations declined $61.9 million, or 38 percent, to $100.6 million versus the prior year quarter, reflecting lower sales and gross profit, as well as higher selling, general and administrative expenses (“SG&A”). Gross profit declined $53.7 million, driven by lower sales and higher manufacturing and distribution costs. These higher costs were largely due to incremental costs and inefficiencies related to the COVID-19 pandemic’s effect on the Company’s production, transportation, and warehousing operations. The Company also incurred higher costs in the quarter related to capital, repair and maintenance activities that it delayed at the onset of the pandemic. In addition, higher manufacturing costs reflected input cost inflation. The decline was partially offset by a $7.5 million change in unrealized mark-to-market adjustments associated with commodity hedging contracts, which includes a $7.2 million gain in the current quarter, compared with a $0.3 million loss related to these items in the prior year quarter.

SG&A increased $8.2 million, largely due to investments to improve the Company’s manufacturing and supply chain operations over the long term, and to a lesser extent, its information technology (“IT”) infrastructure. The IT investments included approximately $1 million of non-recurring expenses, primarily related to consulting expenses associated with a new enterprise resource planning system. The increase in SG&A was partially offset by cost management efforts.

Net income declined $45.3 million, or 41 percent, to $66.1 million versus the prior year quarter, due to a decline in income from operations and a $4.1 million increase in interest expense, which reflects an increase in average total debt resulting from the Company’s actions in late fiscal 2020 and early fiscal 2021 to enhance its liquidity position.

Diluted EPS decreased $0.31 to $0.45, due to a decline in income from operations and higher interest expense.

Adjusted Diluted EPS(1), which excludes the $2.6 million loss related to the withdrawal from a multiemployer pension plan by Lamb-Weston/RDO Frozen (“Lamb Weston RDO”) in the prior year quarter, decreased $0.32 to $0.45.

Adjusted EBITDA including unconsolidated joint ventures(1) declined $60.6 million, or 27 percent, to $167.1 million versus the prior year quarter, driven by a decline in income from operations.

The Company’s effective tax rate(3) in the third quarter fiscal 2021 declined to 19.8 percent, versus 24.3 percent in the prior year period, primarily due to discrete items originating during the third quarter fiscal 2021 and a slightly lower annual effective tax rate. The effective tax rate varies from the U.S. statutory tax rate of 21 percent principally due to the impact of U.S. state taxes, foreign taxes, permanent differences, and discrete items.

Q3 2021 Segment Highlights

Global

Global Segment Summary

		Year-Over-Year
	Q3 2021	Growth Rates	Price/Mix	Volume
	(dollars in millions)
Net sales	$478.5	(2%)	0%	(2%)
Segment product contribution margin(4)	$79.3	(27%)

Net sales for the Global segment, which is generally comprised of the top 100 North American based quick service (“QSR”) and full service restaurant chain customers as well as all of the Company’s international sales, decreased $8.6 million to $478.5 million, down 2 percent compared to the prior year period. Volume declined 2 percent, reflecting lower demand for frozen potato products outside the home as a result of the pandemic’s negative impact on restaurant and other foodservice-related traffic in some of the Company’s key international markets. The Company’s shipments to North American chain restaurant customers increased nominally compared to the prior year period, and included the benefit of increased sales volumes of limited time offering products. The segment’s overall 2 percent rate of decline is an improvement from the 12 percent rate of decline that the segment realized during the first half of fiscal 2021 compared to the first half of fiscal 2020, largely due to a recovery in international shipments in the third quarter. Price/mix was flat versus the prior year quarter as favorable price was offset by unfavorable mix.

Global segment product contribution margin decreased $30.0 million to $79.3 million, down 27 percent compared to the prior year period. Higher manufacturing and distribution costs, as well as unfavorable mix, drove the decline.

Foodservice

Foodservice Segment Summary

		Year-Over-Year
	Q3 2021	Growth Rates	Price/Mix	Volume
	(dollars in millions)
Net sales	$219.5	(22%)	2%	(24%)
Segment product contribution margin(4)	$70.2	(30%)

Net sales for the Foodservice segment, which services North American foodservice distributors and restaurant chains generally outside the top 100 North American based restaurant chain customers, declined $63.5 million to $219.5 million, down 22 percent compared to the prior year period. Volume declined 24 percent due to lower demand for frozen potato products outside the home as a result of the pandemic’s negative impact on traffic at restaurants and non-commercial customers, such as lodging and hospitality, healthcare, schools and universities, sports and entertainment, and workplace environments. Shipment and order trends improved as the quarter progressed, reflecting the positive and anticipated effect on restaurant traffic, especially at full-service restaurants, of governments easing social restrictions, as well as the benefit of relatively mild winter weather. Price/mix increased 2 percent, reflecting the carryover benefit of a pricing action implemented during the second half of fiscal 2020, partially offset by unfavorable mix as sales of Lamb Weston branded and premium products softened.

Foodservice segment product contribution margin decreased $29.6 million to $70.2 million, down 30 percent compared to the prior year period. Lower sales volumes, higher manufacturing and distribution costs, and unfavorable mix drove the decline, partially offset by favorable price.

Retail

Retail Segment Summary

		Year-Over-Year
	Q3 2021	Growth Rates	Price/Mix	Volume
	(dollars in millions)
Net sales	$162.5	23%	10%	13%
Segment product contribution margin(4)	$33.1	15%

Net sales for the Retail segment, which includes sales of branded and private label products to grocery, mass merchant and club customers in North America, increased $30.3 million to $162.5 million, up 23 percent compared to the prior year period. Volume increased 13 percent as strong growth in shipments of premium and mainstream branded offerings, which have historically comprised approximately 40 percent of the segment’s volume, was partially offset by a decline in shipments of private label products, which reflects incremental losses of certain low-margin private label business. Price/mix increased 10 percent, largely driven by favorable mix from higher sales of branded products.

Retail segment product contribution margin increased $4.3 million to $33.1 million, up 15 percent compared to the prior year period. Favorable mix drove the increase, partially offset by higher manufacturing and distribution costs, and an $0.8 million increase in advertising and promotional expenses.

Equity Method Investment Earnings

Equity method investment earnings from unconsolidated joint ventures in Europe, the U.S., and South America were $11.1 million and $9.8 million for the third quarter of fiscal 2021 and 2020, respectively. Equity method investment earnings included a $2.2 million unrealized gain related to mark-to-market adjustments associated with currency and commodity hedging contracts in the current quarter, compared to a $7.3 million unrealized loss related to these items in the prior year quarter. In addition, in December 2020, Lamb-Weston/Meijer v.o.f. (“Lamb-Weston/Meijer”) increased its interest in its Russian joint venture from 35.5% to 74.9%, and now consolidates that joint venture in its results. Earnings in the prior year quarter also included a $2.6 million loss related to the withdrawal from a multiemployer pension plan by Lamb Weston RDO.

Excluding the mark-to-market adjustments and the Lamb Weston RDO pension-related comparability item, earnings from equity method investments decreased $10.8 million compared to the prior year period. Lower frozen potato demand in Europe resulting from the continuation of government-imposed restrictions, as well as higher production costs related to the COVID-19 pandemic, largely drove the earnings decline.

Cash Flow and Liquidity

Through the third quarter fiscal 2021, net cash from operating activities was $374.8 million, down $60.9 million versus the prior year period, primarily due to lower earnings. Capital expenditures, including information technology expenditures, were $106.7 million, down $45.3 million versus the prior year period.

During the quarter, the Company paid $33.7 million in cash dividends to shareholders, and repurchased 164,678 shares for $12.7 million, reflecting an average price per purchased share of $77.04.

In March 2021, the Company announced the planned construction of a new french fry processing facility in Ulanqab, Inner Mongolia, China with capacity to produce more than 250 million pounds of frozen french fries and other potato products per year. The new facility will add to the Company’s existing in-country production from its facility in Shangdu, Inner Mongolia, China. The new facility is expected to be completed in the first half of fiscal year 2024 and the investment is expected to be approximately $250 million.

Fourth Quarter Fiscal 2021 Business Update

Set forth below is additional detail on the Company’s shipments for the first four weeks of the fourth quarter fiscal 2021 through March 28, 2021. Because of the severe government-imposed social and business restrictions to slow the spread of COVID-19 and the resulting negative impact on frozen potato shipments during the fourth quarter fiscal 2020, the Company believes a comparison to shipments during the fourth quarter fiscal 2019 provides a more meaningful comparison for readers to understand the current condition of the Company’s business.

●	United States: Shipments were approximately 90 percent of fourth quarter fiscal 2019 levels.
o	Shipments to large chain restaurant customers, which are composed of QSR and large full-service chain restaurants, were more than 85 percent of fourth quarter fiscal 2019 levels. The Company, which records shipments to these customers in its Global segment, anticipates this rate will largely continue for the remainder of its fiscal 2021 fourth quarter.

o	Shipments to customers served by the Company’s Foodservice segment, which includes products ultimately sold to full-service chain and independent restaurants, regional and small QSRs, and non-commercial customers (e.g., lodging and hospitality, healthcare, schools and universities, sports and entertainment, and workplace environments) were approximately 90 percent of fourth quarter fiscal 2019 levels. The Company believes that its March 2021 shipments include the benefit of customers restocking depleted inventories. As a result, the Company anticipates this rate will largely continue for the remainder of its fiscal 2021 fourth quarter. The Company also expects shipments to non-commercial customers, which have historically comprised approximately 25 percent of the segment, will remain soft for the remainder of its fiscal 2021 fourth quarter.

o	Shipments to customers served by the Company’s Retail segment were approximately 110 percent of fourth quarter fiscal 2019 levels, driven by strength in the Company’s premium and mainstream branded offerings, partially offset by a decline of private label product shipments, which reflects incremental losses of certain low-margin private label business. The Company believes this rate may gradually decline during the remainder of its fiscal 2021 fourth quarter as the Company expects consumers to increase purchases away from home.

●	International:
o	Europe: Shipments by the Company’s joint venture, Lamb-Weston/Meijer, were approximately 85 percent of fourth quarter fiscal 2019 levels. The Company anticipates that this rate may soften during the remainder of its fiscal 2021 fourth quarter as governments across parts of Europe have reimposed stricter social restrictions to curb another resurgence of COVID-19.

o	Other Key Markets: Shipments to the Company’s key international markets, which are primarily in Asia, Oceania and Latin America, were approximately 75 percent of fourth quarter fiscal 2019 levels, in aggregate. The Company anticipates that shipment rates will gradually improve during the remainder of its fiscal 2021 fourth quarter as governments slowly ease social restrictions, where applicable. For markets that are currently operating under more lenient government-imposed social restrictions, the Company anticipates that shipment rates will largely continue for the remainder of its fiscal 2021 fourth quarter. Excluding shipments associated with the Company’s unconsolidated joint venture in Argentina, the Company records shipments to these markets in its Global segment.

The Company believes that the possibility of wide availability of government-approved COVID-19 vaccines by mid-calendar 2021 may allow governments to gradually ease broad social restrictions in their respective jurisdictions, which would likely have a favorable impact on restaurant traffic. While the Company expects to continue to face challenging and volatile operating conditions until the virus is broadly contained, it continues to believe that global restaurant traffic will improve through calendar year 2021. Improvements in global restaurant traffic would, in turn, lead to overall frozen potato demand approaching pre-pandemic levels, on a run-rate basis, by the end of the calendar year.

The Company will continue to prioritize the health and welfare of its employees, maintain product safety, and support its customers as they manage their supply chains and inventories. The Company has taken actions, and will continue to evaluate various options, to lower its cost structure and maximize efficiencies in its manufacturing and commercial operations, including modifying production schedules to rebalance utilization rates across its manufacturing network.

The Company expects that it will continue to incur significant costs as a result of the pandemic’s ongoing impact on its manufacturing, distribution, commercial and functional operations until the COVID-19 virus is broadly contained. These costs may include, but are not limited to: production inefficiencies and labor retention costs arising from modifying production schedules, reducing run-times, and lower overall factory utilization; costs to shut down, sanitize, and restart production facilities after production is impacted by the virus; costs to adopt and maintain enhanced employee safety and sanitation protocols, such as purchasing personal protection and health screening equipment and services; and incremental transportation and warehousing costs.

For all of fiscal 2021, the Company is:

●	Reducing its estimate for interest expense, net, to approximately $120 million from its previous estimate of approximately $125 million,
●	Reducing its estimate for depreciation and amortization to approximately $185 million from its previous estimate of approximately $190 million, and

●	Reducing its estimate for cash used for capital expenditures, excluding acquisitions, to approximately $160 million from its previous estimate of approximately $180 million.

End Notes

(1)	Adjusted Diluted EPS and Adjusted EBITDA including unconsolidated joint ventures are non-GAAP financial measures. Please see the discussion of non-GAAP financial measures and the reconciliations at the end of this press release for more information.

(2)	This press release provides comparisons of the Company’s third quarter fiscal 2021 financial results with its third quarter fiscal 2020 financial results. However, because of the severe government-imposed social and business restrictions to slow the spread of COVID-19 and the resulting negative impact on frozen potato shipments during the fourth quarter fiscal 2020, for purposes of the Company’s business update for the 4 weeks ended March 28, 2021, the Company believes a comparison to shipments during the fourth quarter fiscal 2019 provides a more meaningful comparison for readers to understand the current condition of the Company’s business.

(3)	The effective tax rate is calculated as the ratio of income tax expense to pre-tax income, inclusive of equity method investment earnings.

(4)	For more information about product contribution margin, please see “Non-GAAP Financial Measures” and the table titled “Segment Information” included in this press release.

Webcast and Conference Call Information

Lamb Weston will host a conference call to review its third quarter fiscal 2021 results at 10:00 a.m. EDT today, April 7, 2021. Participants in the U.S. and Canada may access the conference call by dialing 800-437-2398 and participants outside the U.S. and Canada should dial +1-323-289-6576. The confirmation code is 9233840. The conference call also may be accessed live on the internet. Participants can register for the event at: https://globalmeet.webcasts.com/starthere.jsp?ei=1438303&tp_key=21b7f745da.

A rebroadcast of the conference call will be available beginning on Thursday, April 8, 2021 after 2:00 p.m. EDT at https://investors.lambweston.com/events-and-presentations.

About Lamb Weston

Lamb Weston, along with its joint venture partners, is a leading supplier of frozen potato, sweet potato, appetizer and vegetable products to restaurants and retailers around the world. For more than 70 years, Lamb Weston has led the industry in innovation, introducing inventive products that simplify back-of-house management for its customers and make things more delicious for their customers. From the fields where Lamb Weston potatoes are grown to proactive customer partnerships, Lamb Weston always strives for more and never settles. Because, when we look at a potato, we see possibilities. Learn more about us at lambweston.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Words such as “expect,” “may,” “improve,” “believe,” “will,” “continue,” “should,” “become,” “remain,” “resume,” “expand,” “support,” “provide,” “anticipate,” “would,” “estimate,” “reduce,” “maintain,” and variations of such words and similar expressions are intended to identify forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements regarding the Company’s plans, execution, capital expenditures and investments, operational costs and business outlook and prospects, as well as the impact of the COVID-19 pandemic on the industry and consumer demand. These forward-looking statements are based on management’s current expectations and are subject to uncertainties and changes in circumstances. Readers of this press release should understand that these statements are not guarantees of performance or results. Many factors could affect the Company’s actual financial results and cause them to vary materially from the expectations contained in the forward-looking statements, including those set forth in this press release. These risks and uncertainties include, among other things: impacts on the Company’s business due to health pandemics or other contagious outbreaks, such as the current COVID-19 pandemic, including impacts on demand for its products, increased costs, disruption of supply or other constraints in the availability of key commodities and other necessary services; the Company’s ability to successfully execute its long-term value creation strategies; the Company’s ability to execute on large capital projects, including construction of new production lines or facilities; the competitive environment and related conditions in the markets in which the Company and its joint ventures operate; political and economic conditions of the countries in which the Company and its joint ventures conduct business and other factors related to its international operations; disruption of the Company’s access to export mechanisms; risks associated with possible acquisitions, including the Company’s ability to complete acquisitions or integrate acquired businesses; its debt levels; the availability and prices of raw materials; changes in the Company’s relationships with its growers or significant customers; the success of the Company’s joint ventures; actions of governments and regulatory factors affecting the Company’s businesses or joint ventures; the ultimate outcome of litigation or any product recalls; levels of pension, labor and people-related expenses; the Company’s ability to pay regular quarterly cash dividends and the amounts and timing of any future dividends; and other risks described in the Company’s reports filed from time to time with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any forward-looking statements included in this press release, which speak only as of the date of this press release. The Company undertakes no responsibility for updating these statements, except as required by law.

Non-GAAP Financial Measures

To supplement the financial information included in this press release, the Company has presented product contribution margin on a consolidated basis, Adjusted EBITDA, Adjusted EBITDA including unconsolidated joint ventures, Adjusted Diluted EPS, and adjusted income tax expense, equity method investment earnings and net income, each of which is considered a non-GAAP financial measure.

The non-GAAP financial measures provided should be viewed in addition to, and not as an alternative for, financial measures prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") that are presented in this press release. The non-GAAP financial measures presented may differ from similarly titled non-GAAP financial measures presented by other companies, and other companies may not define these non-GAAP financial measures the same way. These measures are not substitutes for their comparable GAAP financial measures, such as gross profit, net income, diluted earnings per share, or other measures prescribed by GAAP, and there are limitations to using non-GAAP financial measures.

Management uses these non-GAAP financial measures to assist in comparing the Company's performance on a consistent basis for purposes of business decision making. Management believes that presenting these non-GAAP financial measures provides investors with useful information because they (i) provide meaningful supplemental information regarding financial performance by excluding certain items, (ii) permit investors to view performance using the same tools that management uses to budget, make operating and strategic decisions, and evaluate historical performance, and (iii) otherwise provide supplemental information that may be useful to investors in evaluating the Company's results. The Company believes that the presentation of these non-GAAP financial measures, when considered together with the corresponding GAAP financial measures and the reconciliations to those measures, provides investors with additional understanding of the factors and trends affecting the Company's business than could be obtained absent these disclosures.

Lamb Weston Holdings, Inc.

Consolidated Statements of Earnings

(unaudited, in millions, except per share amounts)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	February 28,	February 23,	February 28,	February 23,
	2021 (1)	2020	2021 (1)	2020
Net sales	$895.8	$937.3	$2,663.4	$2,945.5
Cost of sales	699.1	686.9	2,029.4	2,161.4
Gross profit	196.7	250.4	634.0	784.1
Selling, general and administrative expenses	96.1	87.9	258.1	258.1
Income from operations	100.6	162.5	375.9	526.0
Interest expense, net	29.3	25.2	89.6	78.8
Income before income taxes and equity method earnings	71.3	137.3	286.3	447.2
Income tax expense	16.3	35.7	76.2	115.1
Equity method investment earnings (2)	11.1	9.8	42.2	35.4
Net income	$66.1	$111.4	$252.3	$367.5
Earnings per share
Basic	$0.45	$0.76	$1.72	$2.51
Diluted	$0.45	$0.76	$1.72	$2.50
Dividends declared per common share	$0.235	$0.230	$0.695	$0.630

Computation of diluted earnings per share:
Net income	$66.1	$111.4	$252.3	$367.5
Diluted weighted average common shares outstanding	147.2	147.2	147.1	147.1
Diluted earnings per share	$0.45	$0.76	$1.72	$2.50

(1)	The thirteen and thirty-nine weeks ended February 28, 2021, include incremental costs resulting from the pandemic’s effect on the Company’s manufacturing and supply chain operations, as well as incremental warehousing and transportation costs, and costs to enhance employee safety measures, including purchases of safety and health screening equipment, and retaining sales employees. In addition, the thirty-nine weeks ended February 28, 2021, include incremental costs related to processing raw potatoes out of storage longer than prior years.

(2)	The thirteen and thirty-nine weeks ended February 23, 2020, both include a $2.6 million loss related to the withdrawal from a multiemployer pension plan by Lamb Weston RDO.

Lamb Weston Holdings, Inc.

Consolidated Balance Sheets

(unaudited, dollars in millions, except share data)

	February 28,	May 31,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$714.3	$1,364.0
Receivables, less allowance for doubtful accounts of $1.0 and $1.3	375.6	342.1
Inventories	571.5	486.7
Prepaid expenses and other current assets	98.0	109.8
Total current assets	1,759.4	2,302.6
Property, plant and equipment, net	1,498.2	1,535.0
Operating lease assets	148.6	167.0
Equity method investments	303.1	250.2
Goodwill	333.7	303.8
Intangible assets, net	37.5	38.3
Other assets	77.7	65.4
Total assets	$4,158.2	$4,662.3

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term borrowings	$—	$498.7
Current portion of long-term debt and financing obligations	32.0	48.8
Accounts payable	303.6	244.4
Accrued liabilities	254.6	233.0
Total current liabilities	590.2	1,024.9
Long-term liabilities:
Long-term debt and financing obligations, excluding current portion	2,712.3	2,992.6
Deferred income taxes	157.8	152.5
Other noncurrent liabilities	246.2	252.3
Total long-term liabilities	3,116.3	3,397.4
Commitments and contingencies
Stockholders' equity:
Common stock of $1.00 par value, 600,000,000 shares authorized; 147,564,905 and 146,993,751 shares issued	147.6	147.0
Additional distributed capital	(841.4)	(862.9)
Retained earnings	1,213.8	1,064.6
Accumulated other comprehensive income (loss)	22.8	(40.5)
Treasury stock, at cost, 1,282,466 and 954,858 common shares	(91.1)	(68.2)
Total stockholders' equity	451.7	240.0
Total liabilities and stockholders’ equity	$4,158.2	$4,662.3

Lamb Weston Holdings, Inc.

Consolidated Statements of Cash Flows

(unaudited, dollars in millions)

	Thirty-Nine Weeks Ended
	February 28,	February 23,
	2021	2020
Cash flows from operating activities
Net income	$252.3	$367.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of intangibles and debt issuance costs	143.3	137.5
Stock-settled, stock-based compensation expense	17.6	18.2
Earnings of joint ventures in excess of distributions	(29.9)	(6.5)
Deferred income taxes	1.0	25.3
Other	9.4	1.2
Changes in operating assets and liabilities, net of acquisition:
Receivables	(30.4)	(24.3)
Inventories	(80.6)	(94.6)
Income taxes payable/receivable, net	28.2	8.1
Prepaid expenses and other current assets	(6.5)	1.8
Accounts payable	60.9	2.1
Accrued liabilities	9.5	(0.6)
Net cash provided by operating activities	$374.8	$435.7
Cash flows from investing activities
Additions to property, plant and equipment	(92.1)	(127.8)
Additions to other long-term assets	(14.6)	(24.2)
Acquisition of business, net of cash acquired	—	(116.7)
Investment in equity method joint venture	—	(22.6)
Other	0.5	1.5
Net cash used for investing activities	$(106.2)	$(289.8)
Cash flows from financing activities
Proceeds (payments) of short-term borrowings, net	(498.8)	12.7
Repayments of debt and financing obligations	(297.6)	(327.1)
Dividends paid	(100.9)	(87.7)
Repurchase of common stock and common stock withheld to cover taxes	(22.9)	(28.9)
Proceeds from issuance of debt	—	299.3
Other	0.3	4.0
Net cash used for financing activities	$(919.9)	$(127.7)
Effect of exchange rate changes on cash and cash equivalents	1.6	(0.3)
Net increase (decrease) in cash and cash equivalents	(649.7)	17.9
Cash and cash equivalents, beginning of the period	1,364.0	12.2
Cash and cash equivalents, end of period	$714.3	$30.1

Lamb Weston Holdings, Inc.

Segment Information

(unaudited, dollars in millions)

	Thirteen Weeks Ended
			Year-Over-
	February 28,	February 23,	Year Growth
	2021	2020	Rates	Price/Mix	Volume
Segment sales
Global	$478.5	$487.1	(2%)	0%	(2%)
Foodservice	219.5	283.0	(22%)	2%	(24%)
Retail	162.5	132.2	23%	10%	13%
Other	35.3	35.0	1%	7%	(6%)
	$895.8	$937.3	(4%)	2%	(6%)

Segment product contribution margin (1) (2)
Global	$79.3	$109.3	(27%)
Foodservice	70.2	99.8	(30%)
Retail	33.1	28.8	15%
Other	8.7	5.9	47%
	191.3	243.8	(22%)
Add: Advertising and promotion expenses	5.4	6.6	(18%)
Gross profit	$196.7	$250.4	(21%)

	Thirty-Nine Weeks Ended
			Year-Over-
	February 28,	February 23,	Year Growth
	2021	2020	Rates	Price/Mix	Volume
Segment sales
Global	$1,401.9	$1,544.3	(9%)	0%	(9%)
Foodservice	697.3	893.3	(22%)	4%	(26%)
Retail	457.1	393.6	16%	8%	8%
Other	107.1	114.3	(6%)	3%	(9%)
	$2,663.4	$2,945.5	(10%)	2%	(12%)

Segment product contribution margin (1) (2)
Global	$249.8	$341.0	(27%)
Foodservice	243.7	313.5	(22%)
Retail	99.0	86.2	15%
Other	32.4	26.0	25%
	624.9	766.7	(18%)
Add: Advertising and promotion expenses	9.1	17.4	(48%)
Gross profit	$634.0	$784.1	(19%)

(1)	Product contribution margin is one of the primary measures reported to the Company’s chief operating decision maker for purposes of allocating resources to the Company’s segments and assessing their performance. Product contribution margin represents net sales less cost of sales and advertising and promotion expenses. Product contribution margin includes advertising and promotion expenses because those expenses are directly associated with the performance of the Company’s segments. Product contribution margin, when presented on a consolidated basis, is a non-GAAP financial measure. See “Non-GAAP Financial Measures” in this press release for a description of non-GAAP financial measures and the table above for a reconciliation of product contribution margin on a consolidated basis to gross profit.

(2)	See footnote (1) to the Consolidated Statements of Earnings above for a discussion of the incremental costs resulting from the pandemic’s effect on the Company’s financial results for the thirteen and thirty-nine weeks ended February 28, 2021.

Lamb Weston Holdings, Inc.
Reconciliation of Non-GAAP Financial Measures
(unaudited, dollars in millions, except share data)

There were no items impacting comparability during the thirteen and thirty-nine weeks ended February 28, 2021.

	Thirteen Weeks Ended February 23, 2020
				Equity
	Income		Income	Method
	From	Interest	Tax	Investment		Diluted
	Operations	Expense	Expense (1)	Earnings	Net Income	EPS
As reported	$162.5	$25.2	$35.7	$9.8	$111.4	$0.76
Items impacting comparability (2):
Loss on withdrawal from multiemployer pension plan	—	—	0.6	2.6	2.0	0.01
Total items impacting comparability	—	—	0.6	2.6	2.0	0.01
Adjusted (3)	$162.5	$25.2	$36.3	$12.4	$113.4	$0.77

	Thirty-Nine Weeks Ended February 23, 2020
				Equity
	Income		Income	Method
	From	Interest	Tax	Investment		Diluted
	Operations	Expense	Expense (1)	Earnings	Net Income	EPS
As reported	$526.0	$78.8	$115.1	$35.4	$367.5	$2.50
Items impacting comparability (2):
Loss on withdrawal from multiemployer pension plan	—	—	0.6	2.6	2.0	0.01
Total items impacting comparability	—	—	0.6	2.6	2.0	0.01
Adjusted (3)	$526.0	$78.8	$115.7	$38.0	$369.5	$2.51

(1)	Income tax expense is calculated as the ratio of income tax expense to pre-tax income, inclusive of equity method investment earnings. Items impacting comparability are tax effected at the marginal rate based on the applicable tax jurisdiction.

(2)	See footnote (2) to the Consolidated Statements of Earnings above for a discussion of the item impacting comparability.

(3)	Adjusted income tax expense, equity method investment earnings, net income, and diluted earnings per share are non-GAAP financial measures. Management excludes items impacting comparability between periods as it believes these items are not necessarily reflective of the ongoing operations of Lamb Weston. These non-GAAP financial measures provide a means to evaluate the performance of Lamb Weston on an ongoing basis using the same measures that are frequently used by the Company’s management and assist in providing a meaningful comparison between periods. See also “Non-GAAP Financial Measures” in this press release.

Lamb Weston Holdings, Inc.

Reconciliation of Non-GAAP Financial Measures

(unaudited, dollars in millions)

To supplement the financial information included in this press release, the Company has presented Adjusted EBITDA and Adjusted EBITDA including unconsolidated joint ventures, which are non-GAAP financial measures. The following table reconciles net income to Adjusted EBITDA and Adjusted EBITDA including unconsolidated joint ventures.

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	February 28,	February 23,	February 28,	February 23,
	2021	2020	2021	2020
Net income	$66.1	$111.4	$252.3	$367.5
Equity method investment earnings	(11.1)	(9.8)	(42.2)	(35.4)
Interest expense, net	29.3	25.2	89.6	78.8
Income tax expense	16.3	35.7	76.2	115.1
Income from operations	100.6	162.5	375.9	526.0
Depreciation and amortization	46.3	44.8	138.5	132.6
Adjusted EBITDA (1)	146.9	207.3	514.4	658.6

Unconsolidated Joint Ventures (2)
Equity method investment earnings	11.1	9.8	42.2	35.4
Interest expense, income tax expense, and depreciation and
amortization included in equity method investment earnings	9.1	8.0	25.5	24.9
Items impacting comparability (3)
Loss on withdrawal from multiemployer pension plan	—	2.6	—	2.6
Add: Adjusted EBITDA from unconsolidated joint ventures	20.2	20.4	67.7	62.9

Adjusted EBITDA including unconsolidated joint ventures (1)	$167.1	$227.7	$582.1	$721.5

(1)	Adjusted EBITDA and Adjusted EBITDA including unconsolidated joint ventures are non-GAAP financial measures. Lamb Weston presents these measures because the Company believes they provide a means to evaluate the performance of the Company on an ongoing basis using the same measure frequently used by the Company’s management and assist in providing a meaningful comparison between periods. Any analysis of non-GAAP financial measures should be done only in conjunction with results presented in accordance with GAAP. These non-GAAP financial measures are not intended to be a substitute for GAAP financial measures and should not be used as such. See also “Non-GAAP Financial Measures” in this press release.

(2)	Lamb Weston holds equity interests in three potato processing joint ventures, including 50% of Lamb-Weston/Meijer, Lamb-Weston/RDO Frozen, and Lamb Weston Alimentos Modernos S.A., which it accounts for its ownership under the equity method of accounting. See Note 6, Investments in Joint Ventures, of the Notes to Consolidated Financial Statements in “Part II, Item 8. Financial Statements and Supplementary Data” in the Company’s fiscal 2020 Form 10-K, for more information.

(3)	See footnote (2) to the Consolidated Statements of Earnings above for a discussion of the item impacting comparability.